Exhibit 99.1

FOR MORE INFORMATION:

Charles Lynch

Senior Vice President, Finance and Strategy

954-384-0175, x 5692

charles_lynch@mednax.com

FOR IMMEDIATE RELEASE

Mednax Reports First Quarter Results

FORT LAUDERDALE, Fla., May 7, 2021—Mednax, Inc. (NYSE: MD), the national medical group specializing in prenatal, neonatal, and pediatric services, today reported earnings from continuing operations of $0.06 per share for the three months ended March 31, 2021. On a non-GAAP basis, Mednax reported Adjusted EPS from continuing operations of $0.24.

For the 2021 first quarter, Mednax reported the following results from continuing operations:

•	Net revenue of $447 million;

•	Income from continuing operations of $5 million; and

•	Adjusted EBITDA of $45 million.

“Our operating results for the first quarter of 2021 reflected a meaningful positive trend through the quarter of patient volumes and payor mix,” said Mark S. Ordan, Chief Executive Officer of Mednax. “We believe that along with this trend, our singular focus on supporting our affiliated clinicians and the incredible care they provide to women and children and our efforts to reshape our operating efficiency will enable us to grow and to drive strong results for all stakeholders.”

Operating Results from Continuing Operations – Three Months Ended March 31, 2021

During the 2021 first quarter, Mednax’s operations were negatively impacted by reductions in patient volumes and revenue from the COVID-19 pandemic. However, this impact was less significant than during the fourth quarter of 2020.

Mednax’s net revenue for the three months ended March 31, 2021 was $446.8 million, compared to $441.2 million for the prior-year period. Mednax’s overall same-unit revenue increased by 2.5 percent, slightly offset by net acquisition activity. After adjusting to exclude the leap-year impact of an extra day in the 2020 first quarter results, overall same-unit revenue increased 3.6 percent.

Same-unit revenue from net reimbursement-related factors increased by 5.0 percent for the 2021 first quarter as compared to the prior-year period. The net increase primarily reflects funds received under the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act; modest improvements in managed care contracting; increases in contract and administrative fees; and an approximately 110 basis point increase in the percentage of services reimbursed by commercial and other non-government payors. During the 2021 first quarter, the Company recorded $7.7 million of miscellaneous revenue from the provider relief fund established by the CARES Act, which increased the Company’s same-unit revenue from net reimbursement-related factors by 1.8 percent.

Same-unit revenue attributable to patient volume decreased by 2.5 percent for the 2021 first quarter as compared to the prior-year period, and as compared to a decrease of approximately 6.6 percent for the 2020 fourth quarter. In each case, this decline was primarily attributable to the impacts from the COVID-19 pandemic. After adjusting to exclude the leap-year impact of an extra day in the 2020 first quarter results, overall same-unit revenue attributable to patient volume decreased by 1.4 percent.

Shown below are year-over-year percentage changes in selected same-unit volume statistics for the quarter ended March 31, 2021.

	Actual	Leap-year Adjusted
Hospital-based patient services	(4.4)%	(3.3)%
Office-based patient services	3.4%	5.0%
Neonatology services (within hospital-based services):
Total births	(1.2)%	(0.1)%
Neonatal intensive care unit (NICU) days	(2.2)%	(1.1)%

For the 2021 first quarter, practice salaries and benefits expense was $319.0 million, compared to $316.3 million for the prior-year period. This increase primarily reflects increases in variable incentive compensation, based on practice-level revenue and other financial results during the quarter, partially offset by favorable malpractice expense year over year.

For the 2021 first quarter, general and administrative expenses were $66.5 million, as compared to $67.4 million for the prior-year period. This decrease reflects stock-based compensation and salary decreases from net staffing reductions, partially offset by approximately $5 million in expenses incurred as part of the Company’s transitional services being provided to the buyers of the Company’s former anesthesiology and radiology medical groups. Mednax was reimbursed for these transition services expenses and recorded such reimbursement within investment and other income, a component of net non-operating expenses.

For the first quarter of 2021, transformational and restructuring related expenses totaled $4.9 million, compared to $16.1 million for the first quarter of 2020. Of the expense recorded during the first quarter of 2021, $3.7 million related to third-party consulting fees, while the remainder related primarily to contract termination fees and position eliminations.

Adjusted EBITDA from continuing operations, which is defined as earnings from continuing operations before interest, loss on early extinguishment of debt, taxes, depreciation and amortization, and transformational and restructuring related expenses, was $45.5 million for the 2021 first quarter, compared to $33.1 million for the prior-year period. Funds received from the provider relief fund established by the CARES Act impacted Adjusted EBITDA positively by approximately $4 million for the 2021 first quarter.

Depreciation and amortization expense was $8.0 million for the first quarter of 2021 compared to $6.8 million for the first quarter of 2020.

Investment and other income was $6.0 million for the first quarter of 2021 compared to a loss of $1.0 million for the first quarter of 2020. This increase primarily represents the reimbursement related to the transition services being provided to the buyers of the Company’s former anesthesiology and radiology medical groups.

Interest expense was $17.6 million for the first quarter of 2021 compared to $27.7 million for the first quarter of 2020. This decline primarily reflects the Company’s January 7, 2021 redemption of its $750 million in outstanding principle amount of 5.25% senior notes due 2023 (the “2023 Notes”).

Loss on early extinguishment of debt, related to the redemption of the 2023 Notes, was $14.5 million for the first quarter of 2021, which included cash premiums and accelerated amortization of deferred financing costs.

Mednax generated income from continuing operations of $5.4 million, or $0.06 per diluted share, for the 2021 first quarter, based on a weighted average 85.5 million shares outstanding. This compares with a loss from continuing operations of $18.5 million, or $0.22 per diluted share, for the 2020 first quarter, based on a weighted average 82.8 million shares outstanding.

For the first quarter of 2021, Mednax reported Adjusted EPS from continuing operations of $0.24, compared to $0.06 for the first quarter of 2020. For these periods, Adjusted EPS from continuing operations is defined as diluted income from continuing operations per common and common equivalent share excluding non-cash amortization expense, stock-based compensation expense, transformational and restructuring related expenses, loss on early extinguishment of debt and discrete tax items.

Financial Position and Cash Flow – Continuing Operations

Mednax had cash and cash equivalents of $270 million at March 31, 2021, compared to $1.12 billion on December 31, 2020, and net accounts receivable were $246 million. Mednax used $764 million in cash in January 2021 to redeem its $750 million 2023 Notes, including cash premiums and accrued interest.

During the first quarter of 2021, Mednax used cash of $98.9 million to fund continuing operations, compared to a use of $153.0 million during the first quarter of 2020. Mednax typically uses cash during the first quarter of each year as it pays incentive compensation, principally to its affiliated physicians, and employee benefit plan matching contributions that were accrued during the prior year. Additionally, during the first quarter of 2021, the Company used $9.1 million to fund capital expenditures and $6.0 million to fund the acquisition of two physician groups.

At March 31, 2021, Mednax had no outstanding borrowings under its $1.2 billion revolving credit facility and had total debt outstanding of $1.0 billion, consisting solely of its senior notes due 2027, and net debt of $730 million.

Discontinued Operations

Discontinued operations for the three months ended March 31, 2021 reflects adjustments to the loss on sale related to the divestiture of the anesthesiology medical group. Discontinued operations for the three months ended March 31, 2020 includes the operating results of the Company’s former anesthesiology and radiology medical groups.

Non-GAAP Measures

A reconciliation of Adjusted EBITDA from continuing operations and Adjusted EPS from continuing operations to the most directly comparable GAAP measures for the three months ended March 31, 2021 and 2020 is provided in the financial tables of this press release.

Earnings Conference Call

Mednax, Inc. will host an investor conference call to discuss the quarterly results at 9 a.m., ET today. The conference call Webcast may be accessed from the Company’s Website, www.mednax.com. A telephone replay of the conference call will be available from 1:30 p.m. ET today through midnight ET May 22, 2021 by dialing 866.207.1041, access Code 7654508. The replay will also be available at www.mednax.com.

ABOUT MEDNAX

Mednax, Inc. is a national medical group comprised of the nation’s leading providers of physician services. Physicians and advanced practitioners practicing as part of Mednax are reshaping the delivery of care within their specialties and subspecialties, using evidence-based tools, continuous quality initiatives, clinical research and telehealth programs to enhance patient outcomes and provide high-quality, cost-effective care. The Company was founded in 1979, and today, through its affiliated professional entities, Mednax provides services through a network of more than 2,300 physicians in 39 states and Puerto Rico. Additional information is available at www.mednax.com.

Certain statements and information in this press release may be deemed to contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may include, but are not limited to, statements relating to the Company’s objectives, plans and strategies, and all statements, other than statements of historical facts, that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future. These statements are often characterized by terminology such as “believe,” “hope,” “may,” “anticipate,” “should,” “intend,” “plan,” “will,” “expect,” “estimate,” “project,” “positioned,” “strategy” and similar expressions, and are based on assumptions and assessments made by the Company’s management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Any forward-looking statements in this press release are made as of the date hereof, and the Company undertakes no duty to update or revise any such statements, whether as a result of new information, future events or otherwise. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Important factors that could cause actual results, developments, and business decisions to differ materially from forward-looking statements are described in the Company’s most recent Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q, including the sections entitled “Risk Factors”, as well the Company’s current reports on Form 8-K, filed with the Securities and Exchange Commission, and include the impact of the COVID-19 pandemic on the Company and its financial condition and results of operations; the effects of economic conditions on the Company’s business; the effects of the Affordable Care Act and potential changes thereto or a repeal thereof; the Company’s relationships with government-sponsored or funded healthcare programs, including Medicare and Medicaid, and with managed care organizations and commercial health insurance payors; the Company’s ability to comply with the terms of its debt financing arrangements; the impact of the divestiture of the Company’s anesthesiology and radiology medical groups; the impact of management transitions; the timing and contribution of future acquisitions; the effects of share repurchases; and the effects of the Company’s transformation initiatives, including its reorientation on, and growth strategy for, its pediatrics and obstetrics business.

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Mednax, Inc.

Consolidated Statements of Income

(in thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2021	2020
Net revenue	$446,753	$441,245

Operating expenses:
Practice salaries and benefits	319,012	316,279
Practice supplies and other operating expenses	22,212	23,842
General and administrative expenses	66,516	67,442
Depreciation and amortization	8,031	6,803
Transformational and restructuring related expenses	4,878	16,076

Total operating expenses	420,649	430,442

Income from operations	26,104	10,803
Investment and other income (expense)	5,967	(1,046)
Interest expense	(17,645)	(27,665)
Loss on early extinguishment of debt	(14,532)	—
Equity in earnings of unconsolidated affiliate	495	494

Total non-operating expenses	(25,715)	(28,217)

Income (loss) from continuing operations before income taxes	389	(17,414)
Income tax benefit (provision)	4,955	(1,085)

Income (loss) from continuing operations	5,344	(18,499)
Income (loss) from discontinued operations, net of tax	12,290	(213)

Net income (loss)	17,634	(18,712)
Net loss attributable to noncontrolling interest	8	—

Net income (loss) attributable to Mednax, Inc.	$17,642	$(18,712)

Per common and common equivalent share data (diluted):
Income (loss) from continuing operations	$0.06	$(0.22)

Income from discontinued operations	$0.15	$—

Net income (loss) attributable to Mednax, Inc	$0.21	$(0.22)

Weighted average common shares	85,491	82,799

Mednax, Inc.

Reconciliation of Income (Loss) from Continuing Operations

to Adjusted EBITDA from Continuing Operations Attributable to Mednax, Inc.

(in thousands)

(Unaudited)

	Three Months Ended March 31,
	2021	2020
Income (loss) from continuing operations attributable to Mednax, Inc.	$5,352	$(18,499)
Interest expense	17,645	27,665
Loss on early extinguishment of debt	14,532	—
Income tax (benefit) provision	(4,955)	1,085
Depreciation and amortization expense	8,031	6,803
Transformational and restructuring related expenses	4,878	16,076

Adjusted EBITDA from continuing operations attributable to Mednax, Inc.	$45,483	$33,130

Mednax, Inc.

Reconciliation of Diluted Income (Loss) from Continuing Operations per Share to Adjusted Income from Continuing Operations Attributable to Mednax, Inc. per Diluted Share (“Adjusted EPS”)

(in thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2021		2020
Weighted average diluted shares outstanding	85,491		82,799
Income (loss) from continuing operations and diluted income from continuing operations per share attributable to Mednax, Inc.	$5,352	$0.06	$(18,499)	$(0.22)
Adjustments (1):
Amortization (net of tax of $890 and $512)	2,672	0.03	1,535	0.02
Stock-based compensation (net of tax of $929 and $1,813)	2,788	0.03	5,442	0.07
Transformational and restructuring expenses (net of tax of $1,219 and $4,019)	3,659	0.04	12,057	0.15
Loss on early extinguishment of debt (net of tax of $3,633)	10,899	0.13	—	—
Net impact from discrete tax events	(5,067)	(0.05)	4,834	0.04

Adjusted income and diluted EPS from continuing operations attributable to Mednax, Inc.	$20,303	$0.24	$5,369	$0.06

(1)	A blended statutory rate of 25.0% was used to calculate the tax effects of the adjustments for the three months ended March 31, 2021 and 2020.

Mednax, Inc.

Balance Sheet Highlights

(in thousands)

(Unaudited)

	As of	As of
	March 31, 2021	December 31, 2020
Assets:
Cash and cash equivalents	$269,630	$1,123,843
Investments	100,811	104,870
Accounts receivable, net	245,736	241,931
Other current assets	49,222	78,704
Intangible assets, net	21,483	26,642
Operating and finance lease right-of-use assets	52,634	55,972
Goodwill, other assets, property and equipment	1,744,228	1,715,986

Total assets	$2,483,744	$3,347,948

Liabilities and equity:
Accounts payable and accrued expenses	$306,410	$423,183
Total debt, net	999,231	1,744,805
Operating lease liabilities	56,036	59,903
Other liabilities	355,084	372,340

Total liabilities	1,716,761	2,600,231
Total equity	766,983	747,717

Total liabilities and equity	$2,483,744	$3,347,948